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Exhibit 21.1

SUBSIDIARIES

        Langer, Inc., a Delaware corporation, owns 100% of the outstanding capital stock of each of the following corporations:

  1.
  Langer Biomechanics Group (UK) Limited, a United Kingdom limited company.

  2.
  Langer Distribution Services, Inc., a Delaware corporation (formerly known as GoodFoot Acquisition Co.).

  3.
  Langer Canada Inc., a New Brunswick (Canada) corporation.

  Langer Canada Inc., owns 100% of the outstanding capital stock of Bi-Op Laboratories Inc., a Quebec (Canada) corporation.

  4.
  Silipos, Inc., a Delaware corporation.

  Silipos, Inc. owns 100% of the outstanding capital stock of Silipos (UK), Ltd. a United Kingdom limited Company.

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  Exhibit 21.1
SUBSIDIARIES